EXHIBIT 10(b)

DATED SEPTEMBER 1, 2002

OVERSEAS PARTNERS LTD.

and

MARK CLOUTIER

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT is made the 1st day of September 2002

BETWEEN:

OVERSEAS PARTNERS LTD. whose registered office is situated at Cumberland House, 1 Victoria Street, Hamilton HM GX, Bermuda (the “Company”); and

MARK CLOUTIER of “The Binnacle”, 12 Tribe Road #6, Salt Kettle (the “Executive”).

WHEREBY IT IS AGREED as follows:

1.	Definitions and Interpretations

In addition to the words and expressions hereinbefore defined the following words and expressions shall have the meanings hereinafter ascribed to them;

“Associated Company” means any company which is from time to time a subsidiary or a holding company (as those expressions are defined by Section 86 of the Companies Act 1981) of the Company.

the “Board” means the Board of Directors from time to time of the Company.

“Cause” means (a) an act or acts of personal dishonesty taken by the Executive and intended to result in the material personal enrichment of the Executive at the expense of the Company and its Associated Companies, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Executive in a reasonable period of time after receipt of reasonably prompt written notice thereof from the Company, (b) repeated violations by the Executive of his obligations under this Agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Executive after receipt of reasonably prompt written notice thereof from the Company, or, (c) the Executive’s conviction of a felony involving moral turpitude.

“Change in Control” means (a) the change in control of the Company through the acquisition (whether by purchase, transfer, merger, renunciation or otherwise) of any interest in any shares, if, upon completion of such acquisition the third party, together with persons acting in concert with the third party, would hold more than fifty percent of the Common Share Capital of the Company or (b) the sale or disposal of all or substantially all of the Company’s reinsurance operations (for example, sale of OPRe or a loss portfolio transfer of more than 80% of OPRe’s reinsurance liabilities.

“Commencement Date” means the 15th day of April, 2002.

“Common Share Capital” means all the Common Shares of the Company in issue from time to time.

“Compensation Committee” means the Compensation Committee of the Board.

“Employment” means the employment of the Executive with the Company Pursuant to this Agreement.

“Good Reason” means (a) the sale or other disposition by the Company of all or substantially all of its reinsurance operations, (b) a Change in Control, (c) repeated violations by the Company of its obligations under this Agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Company after receipt of reasonably prompt written notice thereof from the Executive, (d) without the Executive’s consent, the Company reduces the Executive’s current base salary, reduces the Executive’s then current target total annual compensation, reduces the Executive’s housing allowance, or reduces any of the benefits provided to the Executive under paragraphs 4(e) or (f) of this Agreement, (e) a diminution in the Executive’s duties or responsibilities or the assignment of the Executive of any duties inconsistent in any adverse respect with the Executive’s then current duties and responsibilities or, (f) the Work Permit of the Executive is terminated by the Government of Bermuda.

“Scheduled Termination Date” means April 14, 2005.

“Termination Date” means the date on which the Employment with the Company ceases either for reason of the conclusion of the fixed term of the Employment or for reason of the termination of the Employment in accordance with the provisions of this Agreement.

2.	Term of Appointment

(a)
The Company hereby appoints the Executive and the Executive hereby agrees to act as President and Chief Executive Officer of OPRe for an initial Term of Appointment of a period of three (3) years unless this Agreement is: (i) sooner terminated in accordance with paragraph 5 below, or (ii) extended as provided in paragraph 2(b) below. Thus, unless otherwise extended, this Agreement shall terminate effective as of the Scheduled Termination Date.

(b)
Commencing on the third anniversary of the Commencement Date and on each annual anniversary of such date, (each a “Renewal Date”), this Agreement, and the Term of Appointment herein granted, shall be automatically extended so as to terminate on the first annual anniversary of each Renewal Date, unless either the Company or the Executive shall give the other written notice, not less than 60 days prior to any Renewal Date, of the election not to so extend this Agreement, in which case this Agreement shall terminate on such Renewal Date.

3.	Powers and Duties

During the period of Employment under this Agreement the Executive:

(a)
shall report to the Chief Executive Officer of the Company or designee thereof (the “CEO”) and shall exercise such powers and perform such duties (not being duties inappropriate to his status) as Chief Executive Officer and President of OPRe as may from time to time be vested in or assigned to him by the CEO and shall comply with all reasonable directions from time to time given to him by the CEO and with all rules and regulations from time to time laid down by the Company concerning its employees as the CEO or the Board may from time to time determine.

(b)
shall devote his full attention and business time to the business and affairs of the Company, provided, however, that nothing in this Agreement shall preclude the Executive from engaging in activities involving professional, educational, charitable, religious and community organizations, managing his personal investments, and serving on the board of directors of such companies and organizations as agreed to from time to time by the Board, to the extent that the foregoing do not materially inhibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the business and affairs of the Company.

(c)	use his best efforts to perform faithfully and efficiently, and to discharge the dealings and responsibilities assumed by him under this Agreement.

4.	Remuneration and Benefits

The Executive shall be paid by way of remuneration a salary and bonus and such other benefits (if any) as the CEO and the Compensation Committee may from time to time determine as follows:

(a)
The Executive shall be paid by way of remuneration for his services during the Employment hereunder: (i) a base salary at the rate of $25,000 per month and (ii) such bonuses or additional remuneration (if any) as the CEO, with ratification by the Compensation Committee, may from time to time determine in accordance with the “Overseas Partners Ltd. Incentive Plan” based upon a target award of 100% of annual base salary, a minimum award of 50% of annual base salary, and a maximum award of 150% of annual base salary (using the Executive’s annual base salary in effect at the end of the calendar year to which the bonus relates), in each case determined by the performance of the Company and the Executive as adjudged by the CEO and ratified by the Compensation Committee. The CEO and Compensation Committee shall review the Executive’s base salary and potential bonus award, on an annual basis to determine, in its sole discretion, if and to what extent an increase in base salary and/or the awarding of a bonus or additional remuneration is warranted. The annual review will be completed by March 1 of each year.

Such salary shall be paid by equal monthly installments in arrears on the 25th day of every month and shall accrue from day to day.

(b)
The Executive shall be entitled to a Retention & Incentive bonus, payable as of the earliest of (i) April 15, 2005, (ii) a Change of Control, (iii) the Executive’s termination without Cause or (iv) the Executive’s termination of employment for Good Reason. The Target Bonus shall be $1.5 million, and the amount of the bonus payable hereunder shall be adjusted in accordance with the provisions of the Company’s Retention and Incentive Award Plan, subject to a guaranteed minimum bonus of $1.0 million. Such bonus shall not be paid if the Executive’s employment is terminated for Cause or the Executives terminates employment without Good Reason. The final amount of the Retention & Incentive bonus shall be reduced by $250,000 in accordance with paragraph 4(j) below.

(c)
In addition to public holidays the Executive will be entitled to thirty (30) days vacation in every calendar year. Unless and until his Employment under this Agreement terminates under any provision herein, salary will continue to be payable during vacations. Vacation days not taken in any calendar year may be carried forward at the sole discretion of the Compensation Committee.

(d)
Subject to production, if requested, of medical certificates satisfactory to the Company, salary will not cease to be payable by reason only of the Executive’s incapacity to work due to sickness or accident (unless and until his Employment under the Agreement shall be terminated under any provision herein) but the Company may reduce salary during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim during such incapacity under any sickness or accident insurance policy paid for entirely by the Company (whether or not such benefit is claimed by the Executive).

(e)
The Executive shall be entitled to participate in the Overseas Partners Ltd And Subsidiaries Retirement Plan (“401(k) plan”) or its replacement plan (provided that Company contributions under a replacement plan shall be made at a rate at least equal to the rate of contributions made under the 401(k) plan).

(f)	The Executive is entitled to all other benefits outlined in the Overseas Partners Ltd./Overseas Partners Re Ltd. Company Handbook, which are not specifically identified in this Agreement.

(g)
The Company shall, during the continuance of the Employment of the Executive (including any period of notice) pay a housing allowance of $10,500 per month (retroactive to January 1, 2002) to defray the Executive’s housing cost here in Bermuda. Such amount shall increase by $500 per month on each subsequent January 1. Payments shall be on the 25th day of each month, in arrears for the month in question.

(h)	The Company shall provide or reimburse the Executive for the cost of one (1) round-trip business class airline ticket between Bermuda and Dallas, Texas each month.

(i)
The Executive and his U.S.-based dependents shall be covered under the OPUS health benefits plan as outlined in the OPUS Benefit Manual or any replacement plan, provided that the benefits payable under any such replacement plan will be at least equal to those provided under the current health benefits plan.

(j)
In consideration of the execution of this contract, the Executive shall be paid a signing bonus of $250,000, such amount to be deducted from the final determination of the Retention & Incentive bonus as set out in paragraph 4(b) above.

5.	Termination of Employment

(a)
The Employment may be terminated at any time: (i) by the Company with or without Cause, (ii) by the Executive with or without Good Reason or (iii) due to the death or total and permanent disability of the Executive in accordance with the applicable long-term policies of the Company in which the Executive participates.

(b)
In the event that the Executive wishes to resign from the Company without Good Reason, the Executive shall provide the Company with three (3) months’ advance written notice and, in such case, the Company may terminate the Executives employment prior to the end of such three (3) month period provided that the Company makes the payments to the Executive described in paragraph (e) below. A termination of the Employment by the Company as provided in the preceding sentence shall not be deemed a termination without Cause or give the Executive grounds to terminate his employment for Good Reason for purposes of paragraph (c) below.

(c)
In the event that the Employment is terminated either (i) because it is not extended by the Company pursuant to paragraph 2(b) upon the expiration of the initial Term of Appointment, (ii) following a Change of Control, or (iii) pursuant to paragraph (a) above (A) by the Company without Cause or (B) by the Executive with Good Reason, the Executive shall be entitled to receive, in addition to accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Executive through the Termination Date, (w) a lump sum payment, payable within 14 business days from the Termination Date, equal to: (I) the Executive’s monthly base salary (as determined in paragraph 4(a)) times 24 (or, if greater, the number of months remaining through the Scheduled Termination Date), plus, (II) the Executive’s bonus entitlement (as determined in paragraph 4(a)), based upon target levels set by the Company for the year in which the Executive’s termination occurs and pro-rated for the period from January 1 of the year in which the termination occurs to the Termination Date, plus (III) an amount equal to the product of 2 (or, if greater, a fraction equal to the number of months remaining through the Scheduled Termination Date divided by 12) times the Executive’s bonus entitlement (as determined in paragraph 4(a)), based upon the target level set by the Company for the year in which the Executive’s termination occurs, and (x) a lump sum payment of the Executive’s monthly housing allowance (as that amount is determined in paragraph 4(g) above) equivalent to 2 months; (y) payment of actual expenses (up to a maximum of a sum of $30,000) towards the cost incurred during the course of relocating from Bermuda, provided such relocation occurs within 6 months following termination of Employment; and (z) medical benefits (as that amount is determined pursuant to paragraph 4(i) above) for 24 months; provided, however that such continued payment of the Executive’s medical benefits shall cease if the Executive obtains full-time employment.

The Company’s obligation to make the payments in this paragraph 5(c) shall be conditioned on the Executive’s execution of a General Release Agreement in accordance with the Company’s customary practice.

(d)
In the event of the termination of the Employment for one of the reasons described in paragraph (c) above, all outstanding grants of restricted stock, stock options and stock appreciation rights previously granted to the Executive by the Company will automatically become fully vested as of the date of such termination, notwithstanding anything to the contrary contained in the terms or provisions of the Company’s Incentive Compensation Plan.

(e)
In the event that the Employment is terminated pursuant to paragraph (a) above: (i) by the Company for Cause, or (ii) by the Executive without Good Reason; the Executive shall be entitled to receive only his accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable through the Termination Date or otherwise payable under plans maintained by the Company in accordance with their terms and nothing else. In addition, in the event that the Executive terminates his Employment with the Company without Good Reason in accordance with paragraph 5(b) of this Agreement, the Company shall be required (even if the Company subsequently elects to terminate the Employment of the Executive prior to the effective date of his termination in accordance with paragraph 5(b) of this Agreement) to continue to provide the Executive with his salary and benefits until the earlier of the effective date of his termination and the end of the Term of Appointment.

6.	Non-Competition

The Executive shall not during the continuance of the Employment (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an executive or agent of any other company, firm or person or assist or have any financial interest in any other business or profession, if such business or profession is in competition with the business of the Company or any Associated Company but nothing in this paragraph shall preclude the Executive from holding or acquiring less than 5% of the voting shares or other equity securities of any other company which are listed or dealt in on any recognized stock exchange by way of bona fide investment.

7.	Non-Solicitation

The Executive covenants with the Company that he shall not during the continuance of the Employment or for a period of two (2) years after the Termination Date on his own behalf or on the behalf of any other person, firm or company directly or indirectly endeavor to entice away from the Company any person who is then employed by the Company and was so employed by the Company during the continuance of the Employment.

8.	Confidential Information

The Executive shall not, either during the continuance of his Employment hereunder and up to two years after the termination of the Agreement, use to the detriment or prejudice of the Company, except in the proper course of his duties, divulge to any person any trade secret or any other information of a confidential nature concerning the business or affairs of the Company which may have come to his knowledge during the Employment.

9.	Board Information

The Executive shall at all times promptly give to the Board (in writing if so requested) all such information and explanations as they may require in connection with matters relating to his Employment hereunder or with the business of the Company.

10.	Return of Papers etc.

The Executive shall promptly upon the request of the Board following his termination of Employment deliver up to the Company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his Employment, and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company. This paragraph 10 shall survive the Executive’s termination of employment.

11.	Misrepresentation

The Executive shall not at any time after the termination of his Employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Associated Company.

12.	Notices

Any notice in writing to be served hereunder shall be given personally to the Executive or to the Secretary of the Company (as the case may be) or shall be couriered or posted by registered mail to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served three days after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post or couriered.

13.	Indemnity and Insurance

The Company hereby agrees to indemnify and hold the Executive harmless for any acts or omissions arising out of the course and scope of his Employment with the Company to the fullest extent permitted by applicable law.

14.	Other Agreements

The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company and the Executive relating to the Employment of the Executive other than those expressly set out in the Agreement and that he is not entering into the Agreement in reliance on any representation not expressly set out herein, provided that any Restricted Stock Agreement entered into between the Executive and the Company shall not be affected by this Agreement. This Amended Employment Agreement shall supersede any prior written or oral employment agreements between the Executive and the Company, including without limitation the Employment Agreement dated as of December 5, 2001.

15.	Successors and Assigns

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets to expressly assume this Agreement and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In addition, the Company may assign this Agreement (and all of its rights and obligations hereunder) to any of its wholly-owned subsidiaries. As used in this Agreement, the term “Company” shall mean any successor or subsidiary that assumes and agrees to perform this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

16.	Governing Law

The Agreement shall be governed by and construed under Bermuda law and each of the parties hereto submits to the jurisdiction of the Bermuda Courts as regards any claim or matter arising under the Agreement.

17.	Expenses

The Company will reimburse the Executive for legal fees and expenses incurred in connection with the negotiation, execution and delivery of this Amended Employment Agreement for an amount up to $5,000. In addition, the Company shall reimburse the Executive in accordance with its customary practices for any legal fees and expenses in connection with the negotiations, execution and delivery of a General Release Agreement in accordance Section 5(c).

IN WITNESS WHEREOF the parties hereto have set their hands and seals the date first above written.

SIGNED by	) /S/ ROBERT CLANIN
on behalf of the Company	) /S/ D. SCOTT DAVIS
in the presence of:-

SIGNED by the Executive	) /S/ MARK CLOUTIER
in the presence of:-	/S/ CYRIL RANCE